Philip M. Hanley
                                          Chief Financial Officer
                                          American General Finance, Inc.
                                          812-468-5420

                  AMERICAN GENERAL FINANCE CORPORATION
               REPORTS RECORD 1ST QUARTER EARNINGS

          QUARTERLY HIGHLIGHTS:

          -  Record first quarter net income of $51.9 million
          -  Return on assets of 2.8%
          -  Return on equity of 17.1%

EVANSVILLE, IN, APRIL 27, 1994.--American General Finance Corporation today announced record first quarter net income of $51.9 million, a 12% increase over 1993 first quarter net income which was $46.3 million, before one-time accounting changes of $12.6 million. First quarter 1994 return on assets was 2.8% and return on equity was 17.1%, compared to 2.6% and 16.4%, respectively, for 1993's first quarter prior to the one-time accounting changes.

"American General Finance Corporation's continued growth in higher yielding traditional consumer loans has provided profitable results, said Daniel Leitch III, President and Chief Executive Officer. Favorable trends in yield and insurance revenue continued during the first quarter of 1994, and credit quality improved when compared to the last quarter of 1993. Despite an increase in new borrowing costs, we continued to maintain very favorable interest margins."

FINANCIAL HIGHLIGHTS:
     (Dollars in Millions)

     For the Quarter Ended March 31,     1994           1993

     Total Revenues                     $314.1         $292.4

     Income Before Accounting Changes     51.9           46.3
     Accounting Changes, Net              -             (12.6)
     Net Income                         $ 51.9         $ 33.7

     Return on Assets                      2.8            2.6%*
     Return on Equity                     17.1%          16.4%*

     * Before one-time accounting changes of $12.6 million

     As of:                             3/31/94       12/31/93

     Net Finance Receivables             $5,922         $5,872

     Total Assets                        $7,614         $7,505
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     Ratios for Quarter Ended or as of: 3/31/94        3/31/93

     Net Charge Offs                       2.1%           1.7%

     Delinquency                           2.4%           2.1%


American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance businesses. The company, headquartered in Evansville, Indiana, has assets of $7.6 billion and operates over 1,200 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to approximately 2.4 million low-to-middle income American families. The company offers direct consumer and home equity loans; indirect retail sales financing; and credit and non-credit related insurance.
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